Exhibit 99.1

VITAMIN SHOPPE, INC.
300 Harmon Meadow Blvd Secaucus, NJ 07094 (201) 868-5959 www.vitaminshoppe.com	NEWS RELEASE

Vitamin Shoppe, Inc. Announces First Quarter 2016 Results

First Quarter 2016 Highlights:

- Total revenue was flat with the same period of the prior year

- Total comparable sales were (1.9)%

- GAAP fully diluted earnings per share of $0.59, and adjusted fully diluted earnings per share of $0.67

- Re-purchased 1.7 million shares, or 6% of the shares outstanding

SECAUCUS, N.J., May 4, 2016 -- Vitamin Shoppe, Inc. (NYSE: VSI), a multi-channel specialty retailer and manufacturer of nutritional products, today announced preliminary results for the three months ended March 26, 2016. Total net sales in the first quarter were flat at $336.8 million compared to the same period of the prior year. Reported fully-diluted earnings per share in first quarter 2016 were $0.59, compared with $0.63 in first quarter 2015. Results in first quarter 2016 include approximately $3.3 million (pre-tax), or $0.08 per diluted share, of costs related to strategic initiatives. Excluding these items in both periods, adjusted EPS was $0.67 and $0.63, in first quarter 2016 and first quarter 2015, respectively. The items affecting comparability of results are detailed and reconciled in Table 4 at the end of this news release.
Commenting on the quarter’s results, Colin Watts, Chief Executive Officer of the Company stated, “First quarter results reflect growth in ecommerce sales and improvement in gross margins partially offset by lower retail comparable sales growth. During the quarter we made considerable progress with our reinvention plan as we rolled out some key initiatives which include: an improved loyalty program, new customer acquisition tools and buy online/pick up in store capabilities. In order to help fund our initiatives, we engaged a consulting firm to help us identify opportunities to improve margins and reduce costs. We are in the early stages of introducing many new and exciting initiatives to enhance our overall customer experience, which we expect will start delivering benefits as the year progresses.”
“We continued with our share buyback program, re-purchasing 1.7 million of our common shares, or 6% of the shares outstanding, in the quarter,” concluded Mr. Watts.
First Quarter 2016 Results
Total sales of $336.8 million in the quarter were similar with the same period of the prior year primarily due to an increase in ecommerce and non-comp store sales, offset by a decline in retail comp sales and lower manufacturing revenue. Total comparable sales were down 1.9% in the quarter reflecting a 2.6% retail store comparable sales decline, partially offset by a 3.9% increase in ecommerce sales. Manufacturing third party sales decreased 7.8% compared to the same period of the prior year. The Company opened nine stores in the quarter and closed one.
Cost of goods sold, which includes product, distribution, manufacturing and store occupancy costs, decreased $1.7 million, or 0.7%, to $220.5 million for the three months ended March 26, 2016, compared with $222.2 million for the three months ended March 28, 2015.
Gross profit increased $1.6 million, or 1.4%, to $116.2 million in first quarter 2016, compared with $114.6 million for first quarter 2015. Gross profit as a percentage of net sales increased to 34.5% in first quarter 2016, compared to 34.0% in 2015. Excluding the impact of certain items as detailed in Table 4, gross margin in first quarter 2016 was up approximately 40 basis points due to higher product margins from favorable category mix shift and higher private brands penetration partially offset by deleverage from store occupancy and supply chain costs.
Selling, general and administrative expenses (SG&A), including operating payroll and related benefits, advertising expense and depreciation and amortization increased $5.3 million, or 6.3%, to $89.0 million for the quarter ended March 26, 2016, compared with $83.7 million for the quarter ended March 28, 2015. SG&A includes approximately $0.5 million of professional fees related to development of the Company’s strategic plan (“reinvention”) as well as $2.4 million related to the closure of the Canadian stores and the Super Supplements distribution center. SG&A for first quarter 2015 included acquisition and integration related expenses of approximately $0.4 million. Excluding these items for both periods, SG&A as a percent of revenue was 25.6% in first quarter 2016 and 24.7% in first quarter 2015. This increase in SG&A rate was mainly driven by higher store payroll & benefits and depreciation & amortization costs as well as approximately $2 million of expenses associated with reinvention implementation initiatives including professional fees and additional internal resources. For further information on adjustments see Table 4 at the end of this release.
Income from operations in first quarter 2016 of $27.3 million compared to $31.0 million in the same period of the prior year. As a percentage of net sales, income from operations was 8.1% for first quarter 2016 compared with 9.2% for first quarter 2015. Adjusted for the items noted in the preceding two paragraphs, income from operations as a percentage of sales was 8.8% in first quarter 2016 and 9.3% in first quarter 2015. See Table 4.
Net income was $14.8 million for first quarter 2016 compared to $18.7 million in the same period of the prior year. Reported earnings per diluted share were $0.59 in first quarter 2016 compared with $0.63 in first quarter 2015. EPS, on an adjusted basis (for the items described in Table 4) was $0.67 for first quarter 2016 and $0.63 for first quarter 2015.
Balance Sheet and Cash Flow
Cash and equivalents at March 26, 2016 were $2.1 million. At quarter end, the Company had $6.0 million drawn on the revolving line of credit and a convertible notes liability of $116.7 million.
Capital expenditures were $11.7 million in the quarter. Funds were primarily expended on adding improved and expanded warehouse management systems and direct to consumer capabilities within our new distribution center, new stores and other IT investments.
During the quarter, the Company repurchased 1.7 million shares of its common stock, or 6% of the shares outstanding, for a total purchase price of $42.3 million. This includes the final settlement of the Accelerated

Share Repurchase program which commenced in December 2015, yielding an additional 235,053 repurchased shares in first quarter 2016.
2016 Outlook
Management expects the following for 2016, on a 53-week basis:

•	Total comparable sales growth expected to be flat to positive low single digits;

•	Approximately 30 new stores;

•	Earnings per diluted share in the range of $2.25 to $2.45 for the full-year of 2016.
This excludes the impact of certain costs associated with the Company’s strategic initiatives.

•	Capital expenditures of approximately $40 million.
Non-GAAP Financial Measures
Adjusted information is non-GAAP financial information. These supplemental non-GAAP measures should not be considered superior to, or a substitute for, and should be considered in conjunction with the GAAP financial measures presented. We believe such non-GAAP financial information provides additional perspective regarding how we evaluate our financial results and what we consider to be the core operating performance of our business. Accordingly, we believe this supplemental information will enhance the understanding of readers of trends in our historical results. The Company provides a reconciliation of adjusted financial information to the most directly comparable financial measures calculated and presented in accordance with GAAP in Table 4 titled “Supplemental Operating Data”.
Webcast
Management will host a conference call to discuss the first quarter 2016 results at 8:30a.m. Eastern Time (ET) today. Interested investors and other parties may listen to the simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at www.vitaminshoppe.com. A telephonic replay will be available beginning at 11:30a.m. ET on May 4, 2016 and can be accessed by dialing 1-877-870-5176 or 1-858-384-5517 for international callers. The passcode for the replay is 7517748. The telephonic replay will be available until 11:59 p.m. ET on May 11, 2016. The webcast will also be archived on the company’s website at www.vitaminshoppe.com in the investor relations section.
About the Vitamin Shoppe, Inc. (NYSE:VSI)
Vitamin Shoppe is a multi-channel specialty retailer and contract manufacturer of nutritional products based in Secaucus, New Jersey. In its stores and on its website, the Company carries a comprehensive retail assortment including: vitamins, minerals, specialty supplements, herbs, sports nutrition, homeopathic remedies, green living products, and beauty aids. In addition to offering products from approximately 850 national brands, the Vitamin Shoppe also carries products under The Vitamin Shoppe®, BodyTech®, True Athlete®, MyTrition®, plnt®, ProBioCareTM, Next Step®, and Betancourt NutritionTM brands. The Vitamin Shoppe conducts business through more than 750 company-operated retail stores under The Vitamin Shoppe and Super Supplements retail banners, and primarily through its website; www.vitaminshoppe.com. Follow the Vitamin Shoppe on Facebook at http://www.facebook.com/THEVITAMINSHOPPE and on Twitter at http://twitter.com/VitaminShoppe.

Forward Looking Statements
This press release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements under the caption "2016 Outlook", statements regarding future financial results and performance, share repurchases, future business prospects, revenue, new stores, product offerings, integration of acquisitions, working capital, liquidity, capital expenditures, capital needs and interest costs, industry based factors, including the level of competition in the vitamin, mineral and supplement industry, continued demand from the primary markets the Company serves, consumer perception of the Company’s products, the availability of raw materials, as well as economic conditions generally and factors more specific to the Company such as compliance with manufacturing regulations, certifications and practices and restrictions imposed by the Company’s revolving credit facility, including financial covenants and limitations on the Company’s ability to incur additional indebtedness and the Company’s future capital requirements, and other risks, uncertainties and factors set forth under Item 1A., entitled “Risk Factors”, in the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2015 and in the Company’s other reports and documents filed with the SEC. These forward-looking statements can be identified by the use of words such as “outlook”, “believes”, “expects”, “potential”, “continues”, “may”, “will”, “should”, “seeks”, “predicts”, “intends”, “plans”, “estimates”, “anticipates”, “target”, “could” or the negative version of these words or other comparable words.  These statements are subject to various risks and uncertainties, many of which are outside the Company’s control, including, among others the strength of the economy, changes in the overall level of consumer spending, the performance of the Company's products within the prevailing retail environment, trade restrictions, availability of suitable store locations at appropriate terms, the availability of raw material and other specific factors discussed herein and in other Company SEC filings (including reports on Forms 10-K and 10-Q filed with the SEC).  The Company believes that all forward-looking statements are based on reasonable assumptions when made; however, it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes with certainty and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made and the Company undertakes no obligation to update these statements in light of subsequent events or developments. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.

Investor and Analyst Contact	Media Contact
Kathleen Heaney	Meghan Biango
646-912-3844 OR 201-552-6430	201-552-6017
ir@vitaminshoppe.com	meghan.biango@vitaminshoppe.com

TABLE 1
VITAMIN SHOPPE, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	March 26, 2016	March 28, 2015
Net sales	$336,774	$336,835
Cost of goods sold	220,527	222,186
Gross profit	116,247	114,649
Selling, general and administrative expenses	88,985	83,694
Income from operations	27,262	30,955
Interest expense, net	2,262	164
Income before provision for income taxes	25,000	30,791
Provision for income taxes	10,218	12,091
Net income	$14,782	$18,700

Weighted average common shares outstanding
Basic	24,802,335	29,497,599
Diluted	25,009,058	29,867,344
Net income per common share
Basic	$0.60	$0.63
Diluted	$0.59	$0.63

TABLE 2
VITAMIN SHOPPE, INC. AND SUBSIDIARY
SEGMENT DATA, KEY PERFORMANCE INDICATORS AND STORE INFO
($ in thousands)
(Unaudited)

	Three Months Ended
	March 26,	March 28,
	2016	2015
Net sales:
Retail	$288,012	$287,983
Direct	35,852	34,844
Manufacturing	20,560	21,828
Segment net sales	344,424	344,655
Elimination of intersegment revenues	(7,650)	(7,820)
Net sales	$336,774	$336,835

Income from operations:
Retail	$56,663	$56,059
Direct	5,186	5,065
Manufacturing	(262)	299
Corporate costs	(34,325)	(30,468)
Income from operations	$27,262	$30,955

(Decrease) Increase in total comparable net sales	(1.9)%	1.2%
(Decrease) Increase in comparable store net sales	(2.6)%	1.5%
Increase (Decrease) in e-commerce comparable net sales	3.9%	(0.9)%

Gross profit as a percent of net sales	34.5%	34.0%
Income from operations as a percent of net sales	8.1%	9.2%

Capital Expenditures	$11,681	$11,274
Depreciation and Amortization	$10,063	$9,227

Store Data:
Stores open at beginning of period	758	717
Stores opened	9	11
Stores closed	(1)	(3)
Stores open at end of period	766	725

Total retail square footage at end of period (in thousands)	2,685	2,579

TABLE 3
VITAMIN SHOPPE, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	March 26,	December 26,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$2,096	$15,104
Accounts receivable, net of allowance of $897 and $897 in 2016 and 2015, respectively	5,609	7,437
Inventories	227,796	226,830
Prepaid expenses and other current assets	29,438	25,194
Total current assets	264,939	274,565
Property and equipment, net of accumulated depreciation and amortization of $281,913 and $274,222 in 2016 and 2015, respectively	138,718	140,158
Goodwill	243,269	243,269
Other intangibles, net	86,903	87,270
Other assets	2,750	3,429
Total assets	$736,579	$748,691

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving credit facility	$6,000	$8,000
Accounts payable	54,253	41,217
Accrued expenses and other current liabilities	70,064	68,259
Total current liabilities	130,317	117,476
Convertible notes, net	116,743	115,410
Deferred rent	39,461	39,889
Other long-term liabilities	611	615

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.01 par value; 250,000,000 shares authorized and no shares issued and outstanding at March 26, 2016 and December 26, 2015	—	—
Common stock, $0.01 par value; 400,000,000 shares authorized, 24,415,944 shares issued and 24,288,845 shares outstanding at March 26, 2016, and 25,993,715 shares issued and 25,873,581 shares outstanding at December 26, 2015	244	260
Additional paid-in capital	99,511	139,827
Treasury stock, at cost; 127,099 shares at March 26, 2016 and 120,134 shares at December 26, 2015	(5,440)	(5,225)
Accumulated other comprehensive loss	(149)	(60)
Retained earnings	355,281	340,499
Total stockholders’ equity	449,447	475,301
Total liabilities and stockholders' equity	$736,579	$748,691

TABLE 4
VITAMIN SHOPPE, INC. AND SUBSIDIARY
SUPPLEMENTAL OPERATING DATA
(Unaudited)

Amounts in millions except per share data
Figures may not sum due to rounding
	Gross		Operating	Net	Diluted
	Profit	SG&A	Income	Income	EPS
Three months ended March 26, 2016:
As Reported	$116.2	$89.0	$27.3	$14.8	$0.59
Super Supplements conversion costs (1)	(0.2)	(1.3)	1.0	0.6	0.03
Canada stores closing costs (2)	(0.2)	(1.1)	0.9	0.9	0.04
Reinvention strategy costs (3)	—	(0.5)	0.5	0.3	0.01
As Adjusted	$115.9	$86.1	$29.8	$16.7	$0.67

Three months ended March 28, 2015:
As Reported	$114.6	$83.7	$31.0	$18.7	$0.63
Integration Costs (4)	—	(0.4)	0.4	0.2	0.01
As Adjusted	$114.6	$83.3	$31.3	$18.9	$0.63

(1) Costs related to the closure of the Seattle distribution center.
(2) Costs primarily include lease termination charges.
(3) The costs represent outside consultant fees in connection with the Company's "reinvention strategy".
(4) Represents integration costs related to the acquisition of Nutri-Force, consisting primarily of professional fees.